Contact:	Claudia San Pedro
Treasurer and Vice President of
Investor Relations
(405)225-4846

SONIC REPORTS THIRD QUARTER EARNINGS

Significant Progress Achieved on Refranchising Initiative

OKLAHOMA CITY (June 23, 2009) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the third fiscal quarter of 2009, which ended on May 31, 2009.  Key aspects of the company's third quarter report included:

•	Net income per diluted share for the quarter totaled $0.27, a slight decline from the same quarter last year;
•	System-wide same-store sales declined 5.4% for the third quarter; same-store sales at partner drive-ins (those in which the company owns a majority interest) declined 7.7% in the quarter;
•
System-wide new drive-in openings totaled 34 compared with 41 in the third quarter last year, reflecting primarily the company's recent decision to moderate partner drive-in development; franchisees opened 32 drive-ins versus 35 drive-ins in the same period last year; and

•
The refranchising of 177 partner drive-ins during the quarter, including 82 in which the company retained a minority interest in the operations; these transactions bring to 194 the total number of drive-ins refranchised through the first nine months of fiscal 2009.

"The challenging consumer environment continued to affect our sales performance in the third quarter," said Clifford Hudson, Chairman and Chief Executive Officer.  "We continue to strive for greater balance in our menu, emphasizing promotions that will drive traffic, loyalty and check.  Our June promotion, featuring a free upgrade to a Route 44 drink with any combo meal, is designed to boost combo sales, which are an important component in driving higher check amounts.  This promotion, together with other premium product promotions and our newly implemented Everyday Value Menu, is intended to improve sales over the summer with a balance of traffic and check."

Hudson noted the recent refranchising of 177 partner drive-ins was a key accomplishment in the third quarter.  These transactions increase the mix of franchised drive-ins to approximately 86% of the chain versus 80% at the beginning of the fiscal year.  "The speed with which we have been able to implement our refranchising initiative, along with the solid pace of our development in spite of current pressures on the credit markets, reflects the ongoing confidence our franchisees have in our brand," he said.

Hudson added, "We believe this change in our business model ultimately will benefit our partner drive-in performance by allowing greater focus on a smaller base, and will benefit our stockholders by reducing the operational and financial risks of our business.  Increased franchise royalty and rental revenue will provide a more consistent and recurring cash flow model for our company."  Hudson noted that the company has a strong cash position and solid cash flow from operations.  Sonic will continue to consider opportunistic purchases of outstanding debt to strengthen its balance sheet, or other stockholder-value initiatives, using available cash and proceeds from its refranchising efforts.

Income Statement Overview
For the third quarter ended May 31, 2009, revenues declined 10% to $191.9 million from $213.0 million in the year-earlier period, reflecting lower restaurant sales at partner drive-ins as well as the impact of refranchising on the company's revenue mix.  Net income for the quarter was $16.8 million or $0.27 per diluted share, declining slightly from $17.2 million or $0.28 per diluted share in the same quarter last year.  For the first nine months of the fiscal year, revenues declined 6% to $545.0 million from $577.8 million in the prior year.  Net income on a year-to-date basis was $32.6 million or $0.53 per diluted share compared with $40.1 million or $0.64 per diluted share for the comparable period last year.

The non-GAAP adjustments outlined below are intended to supplement the presentation of the company's financial results in accordance with GAAP.  The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company's ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Quarter Ended May 31, 2009		Quarter Ended May 31, 2008		Year-Over-Year Percent Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported - GAAP	$16,773	$0.27	$17,239	$0.28	-3%	-4%
After-tax impact of refranchising gain	(6,724)	(0.11)	--	--	--	--
After-tax impact of impairment provision	4,643	0.08	--	--	--	--
After-tax impact of gain from debt purchase	--	--	--	--	--	--
Adjusted - Non-GAAP	$14,692	$0.24	$17,239	$0.28	-15%	-14%

During the third quarter ended May 31, 2009, the company recognized a $10.8 million pre-tax gain from refranchising partner drive-ins, which was partially offset by a $7.5 million pre-tax impairment charge.  Excluding these special items, net income and net income per diluted share for the third quarter declined 15% and 14%, respectively.

	Nine Months Ended May 31, 2009		Nine Months Ended May 31, 2008		Year-Over-Year Percent Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported - GAAP	$32,554	$0.53	$40,075	$0.64	-19%	-17%
After-tax impact of refranchising gain	(6,769)	(0.11)	--	--	--	--
After-tax impact of impairment provision	4,900	0.08	61	--	--	--
After-tax impact of gain from debt purchase	(3,957)	(0.06)	--	--	--	--
Adjusted - Non-GAAP	$26,728	$0.44	$40,136	$0.64	-33%	-31%

During the nine months ended May 31, 2009, the company recognized a $10.9 million pre-tax gain from refranchising partner drive-ins and a $6.4 million gain from the purchase of debt at a discount, which was partially offset by a $7.9 million pre-tax impairment charge.  Excluding these special items, net income and net income per diluted share for the nine months declined 33% and 31%, respectively.

Same-Store Sales
For the third fiscal quarter ended May 31, 2009, system-wide same-store sales declined 5.4% versus a decline of 0.4% for the same quarter last year, reflecting 4.9% lower same-store sales at franchise drive-ins and a 7.7% decline at partner drive-ins.  For the first nine months of fiscal 2009, system-wide same-store sales declined 4.3% versus an increase of 1.5% in the prior-year period.  The decline in system-wide same-store sales reflected 3.7% lower same-store sales at franchise drive-ins and a 6.8% decline at partner drive-ins.

Development
System-wide drive-in openings totaled 34 in the third quarter, including 32 franchise drive-ins, versus 41 new drive-in openings during the third quarter of fiscal 2008, including 35 by franchisees.  For the first nine months of fiscal 2009, system-wide drive-in openings totaled 100, including 90 franchise drive-ins, versus 111 in the year-earlier period, including 95 franchise drive-ins.  Sonic expects to open approximately 130 to 135 drive-ins during fiscal 2009.

Concluding Comments
"While our sales were lower than we expected in the third quarter, we believe our continued emphasis on distinctive promotions that drive traffic, loyalty and check – in concert with our unique quality and customer service experience – will improve sales over the long run," Hudson said.  "Sonic has always been about choice, with a diverse and unique menu selection that stands out among quick-service restaurants, and we know our customers expect value alongside the signature premium selections we offer.  So the long-term interests of our brand – and those of our company and franchisees – demand that we remain patient with the implementation of new menu strategies, especially considering the volatile consumer environment we face.   This is the right course for Sonic in terms of building our brand, laying the foundation for national expansion, and positioning our company for future growth when the recession subsides."

About Sonic
Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,500 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's third quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company's web site.  An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until July 23, 2009.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	May 31,		May 31,
	2009	2008	2009	2008
Income Statement Data
Revenues:
Partner Drive-In sales	$144,279	$178,338	$439,034	$484,762
Franchise Drive-Ins:
Franchise royalties	33,399	32,463	88,830	86,786
Franchise fees	1,350	1,410	3,372	3,669
Gains on refranchising Partner Drive-Ins	10,846	--	10,917	--
Other	2,029	787	2,813	2,583
	191,903	212,998	544,966	577,800
Costs and expenses:
Partner Drive-Ins:
Food and packaging	39,457	47,150	121,113	127,301
Payroll and other employee benefits	45,204	54,405	142,530	149,453
Minority interest in earnings of Partner Drive-Ins	4,781	6,488	11,670	16,580
Other operating expenses	30,365	36,471	96,913	99,851
	119,807	144,514	372,226	393,185

Selling, general and administrative	16,420	15,716	48,882	46,170
Depreciation and amortization	11,454	13,044	37,002	37,944
Provision for impairment of long-lived assets	7,489	--	7,903	99
	155,170	173,274	466,013	477,398

Income from operations	36,733	39,724	78,953	100,402

Interest expense	10,311	12,340	33,439	37,836
Gain from early extinguishment of debt	--	--	(6,382)	--
Interest income	(400)	(372)	(1,084)	(1,674)
Net interest expense	9,911	11,968	25,973	36,162
Income before income taxes	26,822	27,756	52,980	64,240
Provision for income taxes	10,049	10,517	20,426	24,165
Net income	$16,773	$17,239	$32,554	$40,075

Net income per share:
Basic	$0.28	$0.29	$0.54	$0.66
Diluted	$0.27	$0.28	$0.53	$0.64
Weighted average shares used in calculation:
Basic	60,886	60,167	60,664	60,414
Diluted	61,215	62,023	61,191	62,491

SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended		Nine Months Ended
	May 31,		May 31,
	2009	2008	2009	2008
Drive-Ins in operation:
Partner:
Total at beginning of period	669	665	684	654
Opened	2	6	10	16
Acquired from (sold to) franchisees	(177)	11	(194)	15
Closed	(2)	--	(8)	(3)
Total at end of period	492	682	492	682

Franchise:
Total at beginning of period	2,842	2,729	2,791	2,689
Opened	32	35	90	95
Acquired from (sold to) company	177	(11)	194	(15)
Closed (net of reopening)	(17)	(7)	(41)	(23)
Total at end of period	3,034	2,746	3,034	2,746

System-wide:
Total at beginning of period	3,511	3,394	3,475	3,343
Opened	34	41	100	111
Closed (net of reopening)	(19)	(7)	(49)	(26)
Total at end of period	3,526	3,428	3,526	3,428

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Third Quarter Ended		Nine Months Ended
	May 31,		May 31,
	2009	2008	2009	2008

Sales Analysis
Partner Drive-Ins:
Total sales	$144,279	$178,338	$439,034	$484,762
Average drive-in sales	249	264	689	732
Change in same-store sales	-7.7%	-3.9%	-6.8%	0.3%

Franchise Drive-Ins:
Total sales	$861,645	$836,568	$2,312,731	$2,249,589
Average drive-in sales	295	309	811	835
Change in same-store sales	-4.9%	0.5%	-3.7%	1.7%

System-wide:
Change in total sales	-0.9%	13.5%	0.6%	6.3%
Average drive-in sales	$287	$299	$789	$814
Change in same-store sales	-5.4%	-0.4%	-4.3%	1.5%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Third Quarter Ended		Nine Months Ended
	May 31,		May 31,
	2009	2008	2009	2008

Margin Analysis
Partner Drive-Ins:
Food and packaging	27.3%	26.4%	27.6%	26.3%
Payroll and employee benefits	31.3%	30.5%	32.5%	30.8%
Minority interest in earnings of Partner Drive-ins	3.3%	3.6%	2.7%	3.4%
Other operating expenses	21.0%	20.5%	22.1%	20.6%
	82.9%	81.0%	84.9%	81.1%

	May 31,	Aug. 31,
	2009	2008
	(In thousands)
Balance Sheet Data
Total assets	$828,254	$836,312
Current assets	177,767	99,427
Current liabilities	101,919	112,542
Obligations under capital leases, long-term debt,
and other non-current liabilities	749,325	787,886
Stockholders' deficit	(22,990)	(64,116)